                                                              Exhibit 99(f)

                        System Energy Resources, Inc.
          Computation of Ratios of Earnings to Fixed Charges and
                    Ratios of Earnings to Fixed Charges


                                                                                               12 months
                                                 1995      1996      1997     1998     1999    June 2000
Fixed charges, as defined:
  Total Interest                               $151,512  $143,720  $128,653 $116,060  $147,982 $125,144
  Interest applicable to rentals                  6,475     6,223     6,065    5,189     3,871    4,475
                                               --------------------------------------------------------
Total fixed charges, as defined                $157,987  $149,943  $134,718 $121,249  $151,853 $129,619
                                               ========================================================
Earnings as defined:
  Net Income                                    $93,039   $98,668  $102,295 $106,476   $82,375  $99,765
  Add:
    Provision for income taxes:
      Total                                      75,493    82,121    74,654   77,263    53,851   78,520
    Fixed charges as above                      157,987   149,943   134,718  121,249   151,853  129,619
                                               --------------------------------------------------------

Total earnings, as defined                     $326,519  $330,732  $311,667 $304,988  $288,079 $307,904
                                               ========================================================

Ratio of earnings to fixed charges, as defined     2.07      2.21      2.31     2.52      1.90     2.38
                                               ========================================================
